Exhibit 99.1

Contact:	For Immediate Release:
Lindsey Horner	November 23, 2022
hornerl@1stsource.com
574-235-2506

1st Source Announces Two Promotions with an Eye on the Future

South Bend, Ind. (November 23, 2022) – 1st Source Corporation and 1st Source Bank are pleased to announce that its Board of Directors has recently made two promotions with an eye on its future.
Effective December 1, 2022, Andrea G. Short, President of 1st Source Bank will also become its CEO. Christopher J. Murphy III will remain Chairman, President and CEO of 1st Source Corporation and Chairman of 1st Source Bank. In her new role, Ms. Short will have Personal Banking, Business Banking, Specialty Finance, Wealth Advisory Services, Credit, and the Operations functions of the Bank reporting up through her. She remains an Executive Vice President of 1st Source Corporation.
Ms. Short is a CPA and joined 1st Source’s Tax Department in 1998 and in 2001 was promoted to Assistant Vice President and Tax Director. She successfully moved up the ranks as Senior Vice President and Controller, then Executive Vice President and Chief Financial Officer, and finally as President of the Bank and Executive Vice President of the Corporation. She is a graduate of Alma College with a B.A. in Business with an Accounting focus. She is also a graduate of the University of Chicago’s Booth School Chicago Management Institute and recently was graduated from The Harvard Business School’s Advanced Management Program.
Kevin C. Murphy has been named Chief Digital Officer and been promoted to Executive Vice President of the Bank and 1st Source Corporation. Other than interning with 1st Source as a CSR during his high school and college years, Mr. Murphy officially joined the Bank in 2006. His career has taken him through many different areas and management roles in the bank: IT Web Development, Branch Systems, Treasury Products and Customer Support, Electronic Banking, Central Region President, Chief Information Officer and most recently as Group Head of IT, Marketing, and Digital Strategy. He was graduated from Wittenberg University with a B.A. in Political Science, DeVry University (Cum Laude) with a B.S. in Information Technology, and from the University of Notre Dame (Magna Cum Laude) with an MBA.

These promotions will take effect December 1, 2022 and recognize present day responsibilities, bring focus to the company’s most important challenges, continue a tradition of promoting from within, and prepare the company and bank for continued leadership development across the organization as it looks forward to years of future growth.

Christopher J. Murphy III	Andrea G. Short	Kevin C. Murphy

1st Source Corporation, parent company of 1st Source Bank, has assets of $8.1 billion and is the largest locally controlled financial institution headquartered in the northern Indiana-southwestern Michigan area. The Corporation includes 79 banking centers, 19 1st Source Bank Specialty Finance Group locations nationwide, nine Trust and Wealth Advisory Services locations and 10 1st Source Insurance offices. For more than 155 years, 1st Source has been committed to our mission of helping our clients achieve security, build wealth and realize their dreams. For more information, visit https://www.1stsource.com/.
###